Exhibit 99.5

Contributed Entities

Combined Financial Statements

As of December 31, 2012 and 2011

and

For the Years Ended December 31, 2012, 2011 and 2010

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Spectra Energy Partners GP, LLC and Unitholders of Spectra Energy Partners, LP

We have audited the accompanying combined financial statements of Spectra Energy Corp’s remaining interests in its other subsidiaries that own U.S. transmission and storage and liquids assets (“Contributed Entities”), which comprise the combined balance sheet as of December 31, 2012 and 2011, and the related combined statements of operations, cash flows, and equity for each of the three years in the period ended December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Contributed Entities preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Contributed Entities internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Contributed Entities as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

The accompanying combined financial statements have been prepared from the separate records maintained by Spectra Energy Corp and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Contributed Entities had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and are applicable to Spectra Energy Corp as a whole.

/s/ Deloitte & Touche LLP

Houston, Texas

August 29, 2013

CONTRIBUTED ENTITIES

COMBINED STATEMENTS OF OPERATIONS

(In millions)

	Years Ended December 31,
	2012	2011	2010
Operating Revenues
Transportation of natural gas	$1,086	$1,067	$1,019
Storage of natural gas and other services	164	195	186
Other operating revenues – affiliates	7	7	6

Total operating revenues	1,257	1,269	1,211

Operating Expenses
Operating, maintenance and other	365	392	395
Operating, maintenance and other – affiliates	65	59	50
Depreciation and amortization	157	152	141
Property and other taxes	79	73	75

Total operating expenses	666	676	661

Gains on Sales of Other Assets and Other, net	1	6	10

Operating Income	592	599	560

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	102	98	121
Allowance for funds used during construction	27	16	18
Other income and expenses, net	—	9	1

Total other income and expenses	129	123	140

Interest Income	1	—	—
Interest Expense	76	81	94
Interest Expense – Affiliates	260	261	258

Earnings Before Income Taxes	386	380	348
Income Tax Expense	7	7	6

Net Income	$379	$373	$342

See Notes to Combined Financial Statements.

CONTRIBUTED ENTITIES

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2012	2011
ASSETS
Current Assets
Receivables (net of allowance for doubtful accounts of zero at December 31, 2012 and $4 at December 31, 2011)	$120	$131
Gas imbalances receivable	68	44
Gas imbalances receivable – affiliates	6	6
Inventory	30	29
Collateral assets – affiliates	22	40
Fuel tracker	12	15
Other	10	10
Other – affiliates	3	3

Total current assets	271	278

Investments and Other Assets
Investments in and loans to unconsolidated affiliates	1,557	1,049
Goodwill	2,152	2,103
Other	6	1

Total investments and other assets	3,715	3,153

Property, Plant and Equipment
Cost	8,981	8,127
Less accumulated depreciation and amortization	2,333	2,196

Net property, plant and equipment	6,648	5,931

Regulatory Assets and Deferred Debits	123	107

Total Assets	$10,757	$9,469

See Notes to Combined Financial Statements.

CONTRIBUTED ENTITIES

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2012	2011
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$56	$45
Accounts payable – affiliates	1	1
Notes payable – affiliates	17	—
Taxes accrued	24	21
Interest accrued	31	24
Interest accrued – affiliates	4	3
Gas imbalances payable	31	23
Gas imbalances payable – affiliates	41	25
Current maturities of long-term debt	—	320
Collateral liabilities	9	11
Fuel tracker	27	4
Other	26	22

Total current liabilities	267	499

Notes Payable – Affiliates	4,185	3,893

Long-term Debt	1,994	1,145

Deferred Credits and Other Liabilities
Deferred income taxes	91	87
Regulatory and other	93	92

Total deferred credits and other liabilities	184	179

Commitments and Contingencies
Equity	4,127	3,753

Total Liabilities and Equity	$10,757	$9,469

See Notes to Combined Financial Statements.

CONTRIBUTED ENTITIES

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$379	$373	$342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157	152	141
Deferred income tax expense	5	5	3
Equity in earnings of unconsolidated affiliates	(102)	(98)	(121)
Distributions received from unconsolidated affiliates	116	116	144
Allowance for funds used during construction	(27)	(16)	(18)
Decrease (increase) in
Receivables	9	(11)	28
Inventory	(1)	—	(1)
Collateral assets – affiliates	18	—	—
Other current assets	3	(10)	2
Increase (decrease) in
Accounts payable	4	(2)	(48)
Taxes accrued	3	(14)	12
Interest accrued	8	1	1
Collateral liabilities	(2)	(1)	(16)
Other current liabilities	28	(22)	16
Other, assets	—	(4)	—
Other, liabilities	—	14	(2)

Net cash provided by operating activities	598	483	483

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(853)	(631)	(563)
Investment expenditures	(18)	(14)	(21)
Distributions received from unconsolidated affiliates	3	7	11
Other	8	5	4

Net cash used in investing activities	(860)	(633)	(569)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	849	—	297
Payments for the redemption of long-term debt	(320)	—	(300)
Decrease (increase) in notes payable – affiliates	1	(3)	(43)
Net transfers from (to) parent	(268)	152	132
Other	—	1	—

Net cash provided by financing activities	262	150	86

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental Disclosures
Cash paid for interest, net of amount capitalized	$329	$340	$349
Cash paid for income taxes, net of refunds received	5	2	(3)
Property, plant and equipment non-cash accruals	27	17	31

See Notes to Combined Financial Statements.

CONTRIBUTED ENTITIES

COMBINED STATEMENTS OF EQUITY

(In millions)

December 31, 2009	$2,524

Net income	342
Net transfers from parent	395
Other	11

December 31, 2010	3,272

Net income	373
Net transfers from parent	104
Other	4

December 31, 2011	3,753

Net income	379
Net transfers to parent	(15)
Other	10

December 31, 2012	$4,127

See Notes to Combined Financial Statements.

1. Summary of Operations and Significant Accounting Policies

On August 5, 2013, Spectra Energy Corp (Spectra Energy) entered into a definitive agreement with Spectra Energy Partners, LP (Spectra Energy Partners), its master limited partnership, under which Spectra Energy will contribute to Spectra Energy Partners substantially all of Spectra Energy’s remaining interests in its other subsidiaries that own U.S. transmission and storage and liquids assets (the Contributed Entities). These combined financial statements and related notes thereto represent the results of operations, financial position and cash flows of the Contributed Entities.

The terms “we,” “our,” and “us” as used in this report refer collectively to the Contributed Entities unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Contributed Entities. The Contributed Entities consist of the following:

Entity Name	Ownership %	Entity Name	Ownership %
Algonquin Gas Transmission, LLC (a)	100%	SESH Sub Inc. (a)	100%
Black Cay Management, LLC (a)	100%	Southeast Supply Header, LLC (b)	50%
Black Cay Transmission, LLC (a)	100%	Spectra Energy Administrative Services, LLC (a)	100%
Copiah Storage, LLC (a)	100%	Spectra Energy Aerial Patrol, LLC (a)	100%
DCP Sand Hills Pipeline, LLC (b)	33.3%	Spectra Energy County Line, LLC (a)	100%
DCP Southern Hills Pipeline, LLC (b)	33.3%	Spectra Energy Islander East Pipeline Company, L.L.C. (a)	100%
Egan Hub Storage, LLC (a)	100%	Spectra Energy MHP Holding, LLC (a)	100%
Gulfstream Management & Operating Services, L.L.C. (b)	50%	Spectra Energy Sand Hills Holding, LLC (a)	100%
Gulfstream Natural Gas System, L.L.C. (b)	1%	Spectra Energy Southeast MHP Holding, LLC (a)	100%
Islander East Pipeline Company, L.L.C. (b)	50%	Spectra Energy Southeast Services, LLC (a)	100%
M&N Management Company (a)	100%	Spectra Energy Southern Hills Holding, LLC (a)	100%
M&N Operating Company, LLC (a)	100%	Spectra Energy Supply Company, LLC (a)	100%
Maritimes & Northeast Pipeline, L.L.C. (b)	38.77%	Spectra Energy Transmission II, LLC (a)	100%
Market Hub Partners Holding (b)	50%	Spectra Energy Transmission Resources, LLC (a)	100%
Moss Bluff Hub, LLC (a)	100%	Spectra Energy Transmission Services, LLC (a)	100%
Port Barre Investments, LLC (d/b/a Bobcat Gas Storage) (a)	100%	Steckman Ridge GP, LLC (b)	50%
Renaissance Gas Transmission, LLC (a)	100%	Steckman Ridge, LP (b)	50%
Sabal Trail Management, LLC (a)	100%	Texas Eastern Communications, Inc. (a)	100%
Sabal Trail Transmission, LLC (a)	67%	Texas Eastern Terminal Company (a)	100%
SESH Capital, LLC (a)	100%	Texas Eastern Transmission, LP (a)	100%
		TPC Storage Holding Corp. (a)	100%

(a)	These entities are combined in the Contributed Entities financial statements.
(b)	These entities are equity method investments

Nature of Operations. We are mostly engaged in the interstate transportation and storage of natural gas. We provide transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States and the Pacific Northwest United States. Most of our operations are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC). We are indirectly owned by Spectra Energy.

Basis of Presentation. The accompanying Combined Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) in the United States and reflect our combined results of operations, financial position and cash flows.

Use of Estimates. To conform with GAAP in the United States, we make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and Notes to Combined Financial Statements. Although these estimates are based on our best available knowledge at the time, actual results could differ.

Cost-Based Regulation. The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers or for instances where the regulator provides current rates that are intended to recover costs that are expected to be incurred in the future. Accordingly, we record assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. We continually assess whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders to other regulated entities. Based on this assessment, we believe our existing regulatory assets are probable of recovery. These regulatory assets and liabilities are classified in the Combined Balance Sheets mostly as Regulatory Assets and Deferred Debits and Deferred Credits and Other Liabilities – Other. We evaluate our regulated assets, and consider factors such as regulatory changes and the effect of competition. If cost-based regulation ends or competition increases, we may have to reduce our asset balances to reflect a market basis less than cost and write-off the associated regulatory assets. See Note 3 for further discussion.

Revenue Recognition. Revenues from the transportation and storage of natural gas are recognized when the service is provided. Revenues related to these services provided but not yet billed are estimated each month. These estimates are generally based on contract data, regulatory information and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. Differences between actual and estimated unbilled revenues are immaterial.

Significant Customers. Customers accounting for 10% or more of revenues during 2012, 2011 or 2010 are as follows:

	% of Revenues
Customer	2012	2011	2010
National Grid PLC	13%	13%	14%
Repsol YPF S.A.	11%	11%	12%

Allowance for Funds Used During Construction (AFUDC). AFUDC, which represents the estimated debt and equity costs of capital funds necessary to finance the construction and expansion of certain new regulated facilities, consists of two components, an equity component and an interest expense component. The equity component is a non-cash item. AFUDC is capitalized as a component of Property, Plant and Equipment cost, with offsetting credits to the Combined Statements of Operations through Other Income and Expenses, Net for the equity component and Interest Expense for the interest expense component. After construction is completed, we are permitted to recover these costs through inclusion in the rate base and in the depreciation provision. The total amount of AFUDC included in the Combined Statements of Operations was $46 million in 2012 (an equity component of $27 million and an interest expense component of $19 million), $23 million in 2011 (an equity component of $16 million and an interest expense component of $7 million) and $22 million in 2010 (an equity component of $18 million and an interest expense component of $4 million).

Income Taxes. All of our entities, with the exception of M&N Management Company, are not subject to income tax, but rather their taxable income or loss is reported on the income tax returns of Spectra Energy. Texas Eastern Transmission, LP (Texas Eastern) is subject to Tennessee income tax.

We are subject to cost-based regulation and consequently record a regulatory tax asset in connection with the tax gross up of AFUDC equity. The corresponding deferred tax liability is recognized as an Attributed Deferred Income Tax Benefit in the Combined Statements of Equity since we are a pass-through entity.

Deferred Income Tax Liability Components

	December 31,
	2012	2011
	(in millions)
Accelerated depreciation rates	$(81)	$(80)
Regulatory assets and deferred debits	(10)	(7)

Total deferred income tax liabilities	$(91)	$(87)

Cash and Cash Equivalents. We had no cash or cash equivalents as of December 31, 2012 or 2011 because all cash is managed collectively by Spectra Energy on a centralized basis and is advanced between its affiliates as needed.

Inventory. Inventory consists of natural gas held in storage for operations and materials and supplies. Natural gas inventory is primarily carried at historical cost and materials and supplies are recorded at the lower of cost or market value, using the average rate method.

Natural Gas Imbalances. The Combined Balance Sheets include in-kind balances as a result of differences in gas volumes received and delivered for customers. Since settlement of certain imbalances is in-kind, changes in their balances do not have an effect on our Combined Statements of Operations or Combined Statements of Cash Flows. Natural gas volumes owed to or by us are valued at natural gas market index prices as of the balance sheet dates.

Goodwill. We perform our goodwill impairment test annually, at April 1, and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. No impairments of goodwill were recorded in 2012, 2011 or 2010.

We primarily used a discounted cash flow analysis to determine the fair values of those reporting units. Key assumptions in the determination of fair value included the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporated expected long-term growth rates in key markets served by our operations, regulatory stability and the ability to renew contracts, as well as other factors that affect revenue, expense and capital expenditure projections. If the carrying amount of the reporting unit exceeds its fair value, a comparison of the fair value and carrying value of the goodwill of that reporting unit needs to be performed. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

Property, Plant and Equipment. Property, plant and equipment is stated at historical cost less accumulated depreciation. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of funds used during construction. The costs of renewals and betterments that extend the useful life or increase the expected output of property, plant and equipment are also capitalized. The costs of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment are expensed as incurred. Depreciation is generally computed over the asset’s estimated useful life using the straight-line method.

When we retire regulated property, plant and equipment, we charge the original cost plus the cost of retirement, less salvage value, to accumulated depreciation and amortization. When we sell entire regulated operating units, or retire non-regulated properties, the cost is removed from the property account and the related accumulated depreciation and amortization accounts are reduced. Any gain or loss is recorded in earnings, unless otherwise required by the FERC.

Preliminary Project Costs. Project development costs, including expenditures for preliminary surveys, plans, investigations, environmental studies, regulatory applications and other costs incurred for the purpose of determining the feasibility of capital expansion projects, are capitalized for rate-regulated enterprises when it is determined that recovery of such costs through regulated revenues of the completed project is probable. Any inception-to-date costs that were initially expensed are reversed and capitalized as Property, Plant and Equipment.

Long-Lived Asset Impairments. We evaluate whether long-lived assets, excluding goodwill, have been impaired when circumstances indicate the carrying value of those assets may not be recoverable. For such long-lived assets, impairment exists when its carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, a probability-weighted approach is used in developing estimates of future undiscounted cash flows. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, an impairment loss is measured as the excess of the asset’s carrying value over its fair value, such that the asset’s carrying value is adjusted to its estimated fair value.

We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one source. Sources to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes in market conditions resulting from events such as changes in natural gas available to our systems, the condition of an asset, a change in our intent to utilize the asset or a significant change in contracted revenues or regulatory recoveries would generally require us to reassess the cash flows related to the long-lived assets.

Asset Retirement Obligations. We recognize asset retirement obligations (AROs) for legal commitments associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and conditional AROs in which the timing or method of settlement are conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset.

Unamortized Debt Premium, Discount and Expense. Premiums, discounts, and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

Environmental Expenditures. We expense environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Undiscounted liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are reasonably estimable and probable.

Distributions from Unconsolidated Affiliates. We consider distributions received from unconsolidated affiliates which do not exceed cumulative equity in earnings subsequent to the date of investment to be a return on investment and classify these amounts as Cash Flows from Operating Activities within the accompanying Combined Statements of Cash Flows. Cumulative distributions received in excess of cumulative equity in earnings subsequent to the date of investment are considered to be a return of investment and are classified as Cash Flows from Investing Activities.

New Accounting Pronouncements. There were no significant accounting pronouncements adopted during 2012, 2011 or 2010 that had a material impact on our combined results of operations, financial position or cash flows.

2. Transactions with Affiliates

In the normal course of business, we provide natural gas transportation, storage and other services to Spectra Energy and its affiliates.

In addition, pursuant to an agreement with Spectra Energy, Spectra Energy and its affiliates perform centralized corporate functions for us, including legal, accounting, compliance, treasury, information technology and other areas. We reimburse Spectra Energy for the expenses it incurs on our behalf, such as salaries of personnel performing services for our benefit and the cost of employee benefits and general and administrative expenses associated with such personnel, capital expenditures, maintenance and repair costs, taxes and direct expenses, including operating expenses and certain allocated operating expenses which we believe are reasonable, associated with the ownership and operations of the Contributed Entities. Spectra Energy and its affiliates charge such expenses based on the cost of actual services provided using various allocation methodologies based on our percentage of assets, employees, earnings or other measures, as compared to Spectra Energy’s other affiliates.

We are party to an agreement with DCP Midstream, LLC (DCP Midstream), an equity investment of Spectra Energy, in which DCP Midstream processes certain of our customers’ gas to meet gas quality specifications in order to be transported on our system. DCP Midstream processes the gas and sells the natural gas liquids (NGLs) that are extracted from the gas. A portion of the proceeds from those sales are retained by DCP Midstream and the balance is remitted to us. We recognized revenues of $53 million, $70 million and $82 million in 2012, 2011 and 2010, respectively, related to those services, classified as Storage of Natural Gas and Other Services.

In 2010, we made a non-cash transfer to parent of $179 million, representing a 24.5% equity interest in Gulfstream Natural Gas System, LLC (Gulfstream).

In 2012, we received a non-cash transfer from parent of $205 million, which consisted of 33.3% equity interests in DCP Sand Hills Pipeline, LLC (Sand Hills) and DCP Southern Hills Pipeline, LLC (Southern Hills), valued at $459 million, and assumption of a $265 million note payable due to affiliates. In 2010, we received a non-cash transfer from parent of $353 million, which consisted of a 100% ownership interest in Port Barre Investments, LLC (d/b/a Bobcat Gas Storage), valued at $546 million, and assumption of a $191 million note payable due to affiliates.

The financial position of Bobcat Gas Storage as of the date of the transfer from our parent was as follows:

Cash	$17
Receivables	3
Goodwill	188
Property, plant and equipment	350
Accounts payable	8
Other current liabilities	2
Deferred credits and other liabilities	2
Equity	546

3. Regulatory Matters

Maritimes & Northeast Pipeline, LLC (M&N LLC). M&N LLC operates under rates approved by the FERC in a 2010 settlement.

Algonquin Gas Transmission, LLC (Algonquin). Algonquin continues to operate under rates approved by the FERC in a 1999 settlement.

Gulfstream. Gulfstream operates under rates approved by the FERC in 2007. In 2007, the FERC issued an order approving Gulfstream’s Phase III expansion project. That order also required Gulfstream to file a Cost and Revenue Study three years after the Phase III facilities went into service. Gulfstream filed the Cost and Revenue Study and the FERC accepted the filing on August 6, 2012. There were no changes to rates.

Texas Eastern. Texas Eastern continues to operate under rates approved by the FERC in 1998 in an uncontested settlement with its customers.

Southeast Supply Header, LLC (SESH). SESH continues to operate under rates approved by the FERC in 2008. That order required SESH to file a Cost and Revenue Study at the end of three years of operations. SESH filed the Cost and Revenue Study and the FERC accepted the filing on July 26, 2012. There were no changes to rates.

Regulatory Assets and Liabilities. We record assets and liabilities that result from the regulated ratemaking process that may not be recorded under GAAP for non-regulated entities. See Note 1 for further discussion.

	December 31,		Recovery / Refund Period
	2012	2011	Ends
	(in millions)
Regulatory Assets (a,b)
Net regulatory asset related to income taxes (c)	$88	$73	(d	)
Vacation Accrual	14	16	(e	)
Asset retirement obligation	2	2	(c	)
Gas purchase costs (included in Other Current Assets) (f)	12	14
Environmental clean-up costs	7	6
Project development costs	1	2

Total Regulatory Assets	$124	$113

Regulatory Liabilities (b,g)
Removal costs (h)	$5	$6	(i	)
Gas purchase costs (j,k)	27	4
Pipeline rate credit	28	29	(d	)

Total Regulatory Liabilities	$60	$39

(a)	Included in Regulatory Assets and Deferred Debits unless otherwise noted.
(b)	All regulatory assets and liabilities are excluded from rate base unless otherwise noted.
(c)	All amounts are expected to be included in future rate filings.
(d)	Recovery/refund is over the life of the associated asset or liability.
(e)	Recoverable in future periods.
(f)	Amounts settled in cash annually through transportation rates in accordance with FERC gas tariffs.
(g)	Included in Deferred Credits and Other Liabilities – Other unless otherwise noted.
(h)	Included in rate base.
(i)	Liability is extinguished as the associated assets are retired.
(j)	Included in Current Liabilities – Other.
(k)	Includes certain costs which are settled in cash annually through transportation rates in accordance with FERC gas tariffs.

4. Investments in and Loans to Unconsolidated Affiliates

Investments are mostly comprised of a 1% interest in Gulfstream, 50% interests in SESH, Steckman Ridge, LP (Steckman Ridge) and Market Hub Partners Holding (Market Hub), and 33.3% interests in Sand Hills and Southern Hills. Gulfstream is an interstate natural gas pipeline that extends from Mississippi and Alabama across the Gulf of Mexico to Florida. SESH is an interstate natural gas pipeline that extends from northeast Louisiana to Mobile County, Alabama where it connects to the Gulfstream system. Steckman Ridge is a storage project located in Bedford County, Pennsylvania. Sand Hills provides NGL transportation from the Permian Basin and Eagle Ford region to the premium NGL markets on the Gulf Coast. Southern Hills provides NGL transportation from the Mid-Continent to Mont Belvieu, Texas.

Investments in affiliates for which we are not the primary beneficiary, but over which we have significant influence, are accounted for using the equity method. As of December 31, 2012 and 2011, the carrying amounts of investments in affiliates approximated the amounts of underlying equity in net assets. We received distributions from our equity investments of $119 million in 2012, $123 million in 2011 and $156 million in 2010. Cumulative undistributed earnings of unconsolidated affiliates totaled $133 million at December 31, 2012, $142 million at December 31, 2011 and $152 million at December 31, 2010.

Summarized Combined Financial Information of Unconsolidated Affiliates (Presented at 100%)

Statements of Operations

	2012			2011			2010
	Market Hub	Other	Total	Market Hub	Other	Total	Market Hub	Other	Total
	(in millions)
Operating revenues	$114	$592	$706	$123	$583	$706	$119	$578	$697
Operating expenses	33	196	229	38	192	230	40	195	235
Operating income	81	396	477	85	391	476	79	383	462
Net income	81	265	346	85	260	345	79	252	331

Balance Sheets

	December 31, 2012			December 31, 2011
	Market Hub	Other	Total	Market Hub	Other	Total
	(in millions)
Current assets	$92	$227	$319	$98	$181	$279
Non-current assets	724	5,663	6,387	704	4,168	4,872
Current liabilities	(59)	(146)	(205)	(67)	(70)	(137)
Non-current liabilities	—	(2,081)	(2,081)	—	(2,096)	(2,096)

Equity – total	$757	$3,663	$4,420	$735	$2,183	$2,918

5. Goodwill

A significant portion of goodwill originated from Spectra Energy’s acquisition of Westcoast Energy, Inc., a Canadian entity, in 2002. Following Spectra Energy’s separation from Duke Energy Corporation in 2007, a portion of the enterprise goodwill was assigned to the U.S. Transmission segment of Spectra Energy, which is now substantially the same as the Contributed Entities. Since this goodwill originated from the acquisition of a Canadian entity, it is subject to foreign currency translation at the parent level.

The following table presents activity within goodwill:

	Enterprise Goodwill	Other Goodwill	Total Goodwill
	(in millions)
December 31, 2010	$1,818	$324	$2,142
Net transfer to parent	(39)	—	(39)

December 31, 2011	1,779	324	2,103
Net transfer from parent	49	—	49

December 31, 2012	$1,828	$324	$2,152

6. Property, Plant and Equipment

	Estimated Useful	December 31,
	Lives	2012	2011
		(in millions)
Natural gas transmission	10 – 100	$7,245	$6,919
Storage	10 – 122	526	511
Rights of way	21 – 122	257	266
Land	—	42	33
Construction in progress	—	804	294
Other	5 – 82	107	104

Total property, plant and equipment		8,981	8,127
Total accumulated depreciation		(2,265)	(2,132)
Total accumulated amortization		(68)	(64)

Total net property, plant and equipment		$6,648	$5,931

Composite weighted-average depreciation rates were 2.0% for both 2012 and 2011.

Amortization expense of intangible assets totalled $3 million in 2012, 2011 and 2010. Estimated amortization expense for 2013 through 2017 is $3 million per year.

7. Asset Retirement Obligations

Our AROs relate mostly to the retirement of offshore pipelines and certain onshore assets. We have determined that a significant portion of our assets have an indeterminate life, and as such, the fair values of those associated retirement obligations are not reasonably estimable. These assets include onshore pipeline, and storage facilities, whose retirement dates will depend mostly on the various natural gas supply sources that connect to our systems and the ongoing demand for natural gas usage in the markets we serve. We expect these supply sources and market demands to continue for the foreseeable future, therefore we are unable to estimate retirement dates that would result AROs.

Reconciliation of Changes in Asset Retirement Obligation Liabilities

	2012	2011
	(in millions)
Balance at beginning of year	$17	$9
Accretion expense	—	1
Revisions in estimated cash flows	—	7

Balance at end of year (a)	$17	$17

(a)	Amounts included in Deferred Credits and Other Liabilities in the Combined Balance Sheets.

8. Debt

Summary of Debt and Related Terms

			December 31,
	Interest Rate	Year Due	2012	2011
			(in millions)
Notes payable	2.80% – 7.00%	2017 – 2032	$2,000	$1,450
Notes payable – affiliates	6.45% – 7.80%	2016 – 2018	3,551	3,620
Notes payable – affiliates	variable	2013 – 2040	651	273
Medium-term, Series A			—	20
Unamortized debt discount			(6)	(5)

Total debt			6,196	5,358
Current maturities of long-term debt			—	320
Current maturities of notes payable – affiliates			17	—

Total long-term debt			$6,179	$5,038

Annual Maturities

December 31,
2012
(in millions)
2013	$17
2014	—
2015	—
2016	1,022
2017	706
Thereafter	4,451

Total debt	$6,196

In 2012, Texas Eastern issued $500 million of 2.8% notes payable due 2022 and Algonquin issued $350 million of 3.51% notes payable due 2024. We delivered all of the net proceeds from the offerings to Spectra Energy, which manages the cash of its subsidiaries, including us, on a centralized basis.

9. Deferred Revenues

	Inception	Total	Revenues Recognized
Contract Duration	Year	Revenues	2012	2011	2010
			(in millions)
20 years	2000	$15	$1	$1	$1
30 years	2002	24	3	3	3
30 years	2002	68	3	3	3
25 years	2007	775	31	31	31
10 years	2008	15	4	4	4
10 years	2008	20	4	4	4

We have certain customer contracts with billed amounts that decline annually over the terms of the contracts. Differences between the amounts billed and recognized are recorded in Deferred Credits and Other Liabilities on the Combined Balance Sheets. Deferred revenues for these contracts totalled $43 million and $37 million as of December 31, 2012, and 2011, respectively.

10. Commitments and Contingencies

General Insurance. We are insured through Spectra Energy’s master insurance program for insurance coverages consistent with companies engaged in similar commercial operations with similar type properties. Our insurance program includes (1) commercial general and excess liability insurance for liabilities to third parties for bodily injury and property damage resulting from operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) insurance policies in support of indemnification provisions and (5) onshore property insurance, including machinery breakdown, on an all-risk-replacement valued basis, business interruption and extra expense. All coverages are subject to certain deductibles, terms and conditions common for companies with similar types of operations.

Environmental. We are subject to various federal, state and local laws and regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. These laws and regulations can change from time to time, imposing new obligations on us.

Like others in the energy industry, we are responsible for various environmental remediation obligations. All of these obligations generally are managed in the normal course of business. We have recorded reserves for remediation activities on an undiscounted basis of $3 million as of December 31, 2011 recorded in Deferred Credits and Other Liabilities – Other on the Combined Balance Sheets. There were no material reserves recorded as of December 31, 2012.

Litigation. We are involved in legal, tax and regulatory proceedings in various forums arising in the ordinary course of business, including matters regarding contract and payment claims, some of which may involve substantial monetary amounts. We have insurance coverage for certain of these losses should they be incurred. We believe that the final disposition of these proceedings will not have a material effect on our combined results of operations, financial position or cash flows.

Legal costs related to the defense of loss contingencies are expensed as incurred. We had no material reserves as of December 31, 2012 or 2011 related to litigation.

11. Risk Management and Hedging Activities, Credit Risk and Financial Instruments

Commodity Risk. We are exposed to the impact of market fluctuations in the prices of NGLs related to our operations. We employ established policies and procedures to manage our risks associated with these market fluctuations which may include the use of commodity derivatives (swaps). There were no commodity derivatives outstanding in 2012 or 2011.

Credit Risk. Our principal customers for natural gas transportation and storage services are local distribution companies, industrial end-users, and natural gas marketers located throughout the Mid-Atlantic and Northeastern states. We have concentrations of receivables, including gas imbalance receivables, from these sectors throughout these regions. These concentrations of customers may affect our overall credit risk in that risk factors can negatively affect the credit quality of the entire sector. Where exposed to credit risk, we analyze the customers’ financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of those limits on an ongoing basis. We also obtain parental guarantees, cash deposits, or letters of credit from customers to provide credit support, where appropriate, based on our financial analysis of the customer and the regulatory or contractual terms and conditions applicable to each contract.

Financial Instruments. We measure the fair value of financial assets and liabilities by maximizing the use of observable inputs and minimizing the use of unobservable inputs. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Our financial instruments included $1,994 million and $1,465 of long-term debt, including current maturities, as of December 31, 2012 and December 31, 2011, respectively, with approximate fair values of $2,287 million and $1,688 million as of December 31, 2012 and December 31, 2011, respectively. Fair values of our long-term debt are determined based on market-based prices. These valuations may include inputs such as quoted market prices of the exact or similar instruments, broker or dealer quotations, or alternative pricing sources that may include models or matrix pricing tools, with reasonable levels of price transparency. Judgment is required in interpreting market data to develop the estimates of fair value. These estimates are not necessarily indicative of the amounts we could have realized in current markets. It is not practical to measure the fair value of notes payable-affiliates due to its related party nature.

The fair values of Receivables and Accounts Payable are not materially different from their carrying amounts because of the short-term nature of these accounts.

12. Subsequent Events

We have evaluated significant events and transactions that occurred from January 1, 2013 through August 29, 2013, the date the Combined Financial Statements were issued.